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                                                                   EXHIBIT 10.16


                         SUMMARY OF LOD LEASE AGREEMENT


Lease agreement with Barzilai Investments and Assets Ltd. and Kamim Investments and Assets Ltd., commencing on November 1, 2000, providing for monthly rent payments of $63,750, with each rent payment to be paid three months in advance.

The lease agreement has an initial term of five years. We have two separate two and one-half year options to extend the lease. The rent for the first option period will increase 6% from the current rental payment. The rent for the second option period will increase 7% from the current rental payment.

The interior decoration of the Building will be completed according to our interior decorator's plans with the landlord paying up to a limit of $1,850,000 plus the tax due on the work. The landlord is obligated to construct a 4,500 square meter building and to deliver the premises to Nur according to specific timetables.

We pay expenses including as telephone bills, electricity and municipal tax and are responsible for day-to-day maintenance and insurance of the building. The landlord pays all government taxes with regard to the ownership of the real estate.

To guarantee our obligation under the lease, we deposited an autonomic Bank guaranty with the landlords attorney in the amount of three months rent. Upon a major default by us, the landlord's attorney will give Nur seven days notice of exercise. If we continue to default or fail to cure within the seven days, the landlord will receive the guaranty from his attorney and order the bank to pay him the guaranteed sum. The bank has no discretion whether to pay or not. This sum will be attributed to the landlord's damages or loss rising from our default.

The landlord has legal ownership of all the work done by Nur on the interior of the premises upon the ending of the lease period (not including detachables).